VALHI REPORTS FIRST QUARTER 2025 RESULTS

DALLAS, TEXAS . . May 8, 2025. Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $16.9 million, or $.59 per share, in the first quarter of 2025 compared to net income of $7.8 million, or $.27 per share, in the first quarter of 2024. Net income attributable to Valhi stockholders increased in the first quarter of 2025 as compared to the first quarter of 2024 primarily due to higher operating results from the Chemicals Segment. As previously reported, effective July 16, 2024, the Chemicals Segment acquired the 50% joint venture interest in Louisiana Pigment Company, L.P. (“LPC”) previously held by Venator Investments, Ltd. Prior to the acquisition, the Chemicals Segment held a 50% joint venture interest in LPC. Following the acquisition, LPC became a wholly-owned subsidiary of the Chemicals Segment. We accounted for the acquisition as a business combination. The results of operations of LPC have been included in our results of operations beginning as of the acquisition date.

The Chemicals Segment’s net sales of $489.8 million in the first quarter of 2025 were $11.0 million, or 2%, higher than in the first quarter of 2024. The Chemicals Segment’s net sales increased in the first quarter of 2025 compared to the first quarter of 2024 primarily due to the effects of higher sales volumes in its North American and European markets somewhat offset by lower sales volumes in export markets, higher average TiO2 selling prices and changes in product mix. The Chemicals Segment started 2025 with average TiO2 selling prices 2% higher than at the beginning of 2024 but average TiO2 selling prices declined 3% during the first quarter of 2025 due to market pressure in certain regions and a less favorable product sales mix. The Chemicals Segment’s average TiO2 selling prices in the first quarter of 2025 were 2% higher than the average prices during the first quarter of 2024. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing the Chemicals Segment’s net sales by approximately $11 million in the first quarter of 2025 as compared to the first quarter of 2024. The table at the end of this press release shows how each of these items impacted the Chemicals Segment’s net sales.

The Chemicals Segment’s operating income in the first quarter of 2025 was $41.2 million as compared to operating income of $22.8 million in the first quarter of 2024. The Chemicals Segment’s operating income increased in the first quarter of 2025 compared to the first quarter of 2024 primarily due to the effects of higher sales and production volumes, higher average TiO2 selling prices and decreases in per metric ton production costs (primarily raw materials, utilities and unabsorbed fixed costs due to improved operating rates in 2025). The Chemicals Segment’s TiO2 production volumes were 18% higher in the first quarter of 2025 compared to the first quarter of 2024. The Chemicals Segment operated its production facilities at overall average capacities of 93% and 87% in the first quarters of 2025 and 2024, respectively. Fluctuations in currency exchange rates (primarily the euro) decreased the Chemicals Segment’s operating income by approximately $5 million in the first quarter of 2025 as compared to the first quarter of 2024.

The Component Products Segment’s net sales were $40.3 million in the first quarter of 2025 compared to $38.0 million in the first quarter of 2024. The Component Products Segment’s first quarter net sales increased over the comparable 2024 period due to higher marine components sales primarily to the towboat and government markets and to a lesser extent higher security products sales primarily to the government security market. The Component Products Segment’s operating income was $5.9 million in the first quarter of 2025 compared to $3.7 million in the first quarter of 2024. The Component Products Segment’s operating income increased in the first quarter of 2025 compared to the same period in 2024 primarily due to higher marine components sales and gross margin.

The Real Estate Management and Development Segment had net sales of $8.5 million in the first quarter of 2025 compared to $13.8 million in the first quarter of 2024. Land sales revenue is generally recognized over time based on cost inputs, and land sales revenues are dependent on spending for development activities. All of the land sales revenues recognized in 2025 and 2024 are related to land sold prior to 2024. Land sales revenues in the first quarter of 2025 decreased compared to the same period in 2024 due to the decreased pace of development activity for previously sold parcels within the residential/planned community, primarily due to delays in obtaining city permits and environmental approvals. The pace of development activities is dictated by a number of factors such as city permit and design approval, approvals from the Nevada Department of Environmental Protection, and labor and materials availability.

Corporate expenses in the first quarter of 2025 were comparable to the same period in 2024. Interest income and other decreased $1.4 million in the first quarter of 2025 compared to the first quarter of 2024 primarily due to lower average interest rates and decreased cash balances. Interest expense increased $1.9 million in the first quarter of 2025 compared to the same period in 2024 primarily due to higher overall debt levels as a result of the Chemicals Segment’s debt transactions entered into in 2024. In addition, interest expense in the first quarter of 2024 includes a charge of $1.5 million for the write-off of deferred financing costs at the Chemicals Segment.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	Our ability to realize expected cost savings from strategic and operational initiatives;
●	Our ability to integrate acquisitions, including LPC, into Kronos’ operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs), including as a result of additional or changed tariffs on imported raw materials;
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs, reduce demand or perceived demand for TiO2, component products and land held for development or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	Potential consolidation of our competitors;

●	Potential consolidation of our customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes (including tariffs imposed by the U.S. federal government on imports from Canada, where Kronos has a manufacturing facility);
●	The ability of our subsidiaries to pay us dividends;
●	Uncertainties associated with new product development and the development of new product features;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone) or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	The timing and amounts of insurance recoveries;
●	Our ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental, sustainability, health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as NL’s lead pigment and environmental matters);
●	Our ability to comply with covenants contained in our revolving bank credit facilities;
●	Our ability to complete and comply with the conditions of our licenses and permits;
●	Changes in real estate values and construction costs in Henderson, Nevada; and
●	Pending or possible future litigation (such as litigation related to CompX’s use of certain permitted chemicals in its productions process) or other actions.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the chemicals (TiO2), component products (security products and recreational marine components) and real estate management and development industries.

*****

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700

VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF INCOME

(In millions, except earnings per share)

	Three months ended
	March 31,
	2024	2025

	(unaudited)
Net sales
Chemicals	$478.8	$489.8
Component products	38.0	40.3
Real estate management and development	13.8	8.5

Total net sales	$530.6	$538.6

Operating income
Chemicals	$22.8	$41.2
Component products	3.7	5.9
Real estate management and development	5.0	3.0

Total operating income	31.5	50.1

General corporate items:
Interest income and other	5.7	4.3
Other components of net periodic pension and OPEB expense	(.6)	(.8)
Changes in market value of Valhi common stock held by subsidiaries	.5	(1.7)
General expenses, net	(7.8)	(7.9)
Interest expense	(11.3)	(13.2)

Income before income taxes	18.0	30.8

Income tax expense	4.4	8.0

Net income	13.6	22.8

Noncontrolling interest in net income of subsidiaries	5.8	5.9

Net income attributable to Valhi stockholders	$7.8	$16.9

Amounts attributable to Valhi stockholders:
Basic and diluted net income per share	$.27	$.59

Basic and diluted weighted average shares outstanding	28.5	28.5

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

(unaudited)

Three months ended
March 31,
2025 vs 2024
Percentage change in TiO2 net sales:
TiO2 sales volumes	5%
TiO2 product pricing	2
TiO2 product mix/other	(2)
Changes in currency exchange rates	(3)

Total	2%